Wynn Resorts, Limited Reports First Quarter Results

Wynn Las Vegas adjusted EBITDA of $111.2 million

Wynn Macau adjusted EBITDA of $79.0 million

LAS VEGAS, May 7, 2007 (BUSINESS WIRE) — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the quarter ended March 31, 2007.

Net revenues for the first quarter of 2007 were $635.3 million, compared to $277.2 million in the first quarter of 2006. Results for this quarter include the operations of Wynn Macau, which opened on September 6, 2006. The revenue increase was driven by the opening of Wynn Macau and strong Wynn Las Vegas results.

Consolidated Adjusted EBITDA (2) was $190.2 million for the first quarter of 2007, compared to $81.1 million in the first quarter of 2006.

On a US GAAP (Generally Accepted Accounting Principles) basis, net income for the quarter was $58.4 million, or $0.54 per diluted share, compared to a loss of $11.4 million, or ($0.12) per diluted share in 2006. The significant increase in net income was due to the opening of Wynn Macau and strong operations from Wynn Las Vegas.

Adjusted net income in the first quarter of 2007 was $72.6 million, or $0.67 per diluted share (adjusted EPS)(1) compared to an adjusted net income of $1.1 million, or $0.03 per diluted share in the first quarter of 2006.

Wynn Las Vegas First Quarter Results

For the quarter ended March 31, 2007, Wynn Las Vegas generated adjusted EBITDA of $111.2 million, a 37.1% increase from the first quarter of 2006, with a 33.6% EBITDA margin on net revenue.

Net casino revenues in the first quarter of 2007 were $173.1 million, compared to $126.5 million for the first quarter of 2006. Table games drop was $550.2 million, with win per table per day (before discounts) of $12,794, compared to drop of $489.8 million and win per table per day of $7,395 in the first quarter of 2006. Table games win percentage of 27.6% was above the property’s expected range of 20% to 23% and exceeded the 19.8% for the first quarter of 2006. Slot machine win per unit per day was $268 on handle (volume) of $923.2 million in the quarter, compared to a win per unit per day of $275 on handle of $911.3 million during the comparable period of 2006. Slot handle at Wynn Las Vegas increased during the three months ended March 31, 2007 as compared to the same period in 2006, and the slot win percentage was within the expected range of 4.5% to 5.5%.

Gross non-casino revenues for the quarter were $195.2 million, a 1.7% increase from the first quarter of 2006. Hotel revenues were up 6.9% to $72.9 million during the quarter, versus $68.2 million in the first quarter of 2006. Wynn Las Vegas achieved an Average Daily Rate (ADR) of $310 for the quarter, compared to $293 in the first quarter of 2006. The property’s occupancy was 96.2%, compared to 95.5% during the prior year period, generating revenue per available room (REVPAR) of $298 in the 2007 period (6.8% higher than in 2006).

Food and beverage revenues increased 3.6% to $77.3 million in the quarter, compared to $74.6 million in the first quarter of 2006. Retail revenues were $21.4 million in the quarter, compared to $17.2 million in the first quarter of 2006, an increase of 24.4%. Entertainment revenues were approximately $10.9 million, compared to $20.3 in the first quarter of 2006, primarily due to the closing of Avenue Q in May 2006 and the remodeling of the Le Reve showroom in March 2007.

Encore at Wynn Las Vegas

We are constructing Encore on approximately 20 acres on the Las Vegas Strip, immediately adjacent to Wynn Las Vegas. Encore’s current plans include 2,034 units ranging in size and amenities from executive suites to duplex sky villas and penthouses, an approximately 72,000 square foot casino, additional convention and meeting space, as well as restaurants, a nightclub, swimming pools, a spa and salon and retail outlets. The property is expected to open in early 2009.

Our project budget is currently estimated at approximately $2.1 billion, consisting of approximately $2 billion for Encore and approximately $100 million for an employee parking garage on our Koval property, an associated pedestrian bridge and costs incurred in connection with the theatre remodeling and production of “Monty Python’s Spamalot” at Wynn Las Vegas. On February 27, 2007, we entered into a Design Build Architectural, Engineering and Construction Services Agreement with Tutor-Saliba Corporation for the design and construction of Encore. The contract sets forth all of the terms and conditions pursuant to which Tutor-Saliba will design and construct Encore. The Contract also provides that the parties will negotiate a guaranteed maximum price (“GMP”) for the construction and design of Encore within 90 days of execution of the Contract. If the parties cannot mutually agree upon a GMP during the 90 day period, the Company can continue to employ Tutor for construction and design services on a cost-plus basis, agree to alternative arrangements with Tutor or terminate the Contract.

Through March 31, 2007, the Company had incurred approximately $405.8 million of project costs related to the development and construction of Encore and related capital improvements.

Wynn Macau First Quarter Results

In the first quarter of 2007, Wynn Macau generated net revenues (after discounts and commissions) of $304.6 million and Adjusted EBITDA of $79.0 million. Prior period comparisons are not available as we opened Wynn Macau on September 6, 2006.

Table games results in Macau are segregated into two distinct reporting categories, the mass market segment and the VIP segment.

Table games drop in the mass market category was approximately $506.9 million during the period. Mass market table games win percentage (calculated before discounts and incentives) was 18.2%, which is within the expected range of 17% to 19%.

Table games turnover in the VIP segment was $7.2 billion for the period. VIP table games win percentage (calculated before discounts and commissions) was 3.3%, above the expected range of 2.7% to 3.0%.

Slot machine win per unit per day was $453 on handle (volume) of $326.9 million for the quarter.

For the quarter, Wynn Macau generated an average daily room rate (ADR) of $245, with occupancy averaging 84.8%. Net non-casino revenues, consisting of rooms, food and beverage, retail and other, were $20.5 million.

Wynn Macau Expansion

We opened Wynn Macau on September 6, 2006. The property currently features 256 table games and 477 slot machines in an approximately 110,000 square foot casino. Construction and development continues on the second phase. This phase includes approximately 123,000 square feet of additional gaming space, a dramatic front feature attraction, a theater showroom and additional food, beverage and retail amenities, which we expect to open in the third quarter of 2007. After the completion of the expansion, Wynn Macau is expected to have a total of approximately 470 table games and 1,400 slot machines.

In addition, we continue to develop the plans, budget and schedule for Wynn Diamond Suites, a further expansion of Wynn Macau, which was announced in November 2006. This further expansion is expected to add a second self-contained, fully-integrated resort as well as food and beverage, retail and entertainment amenities.

As of March 31, 2007, the Company had incurred approximately $935.1 million of the total project budget (excluding Wynn Diamond Suites) of approximately $1.2 billion.

Cotai

The Company has submitted an application with the government of Macau for a concession of land in Cotai for future development. The Company recently reconfigured its site plans for 52 acres and is awaiting final approval.

Other Factors Affecting Earnings

Interest expense, net of $6.9 million in capitalized interest, was $37.7 million for the first quarter of 2007. Depreciation and amortization expenses were $51.5 million and pre-opening expenses were $1.8 million during the quarter. Corporate expense and other was $15.4 million in the first quarter, including $4.5 million in stock based compensation.

Balance Sheet and Capital Expenditures

Our total cash balances at the end of the quarter were $946.5 million, including unrestricted cash balances of $801.6 million and cash balances restricted for our construction and development projects of $144.9 million. Total debt outstanding at the end of the quarter was $2.3 billion, including approximately $1.6 billion of Wynn Las Vegas debt, $224 million of Convertible Debentures and $516 million of Wynn Macau-related debt. Capital expenditures during the first quarter of 2007, net of changes in construction payables and retention, totaled approximately $148 million, primarily attributable to Encore.

Conference Call Information

The Company will hold a conference call to discuss its results on Monday, May 7th, 2007 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s brief operating history, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) Adjusted net income (loss) and adjusted net income (loss) per share (“EPS”) are presented exclusively as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are considered by some to be a better indicator on which to base expectations of future results than income or EPS computed in accordance with GAAP. Adjusted net income (loss) and adjusted net income (loss) per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) “Adjusted EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, contract termination fee, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges and corporate expenses, that do not relate to the management of specific casino properties. However, Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Also, Wynn Resorts’ calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) to adjusted net income, and (ii) operating income to adjusted EBITDA and adjusted EBITDA to net income (loss).

WYNN RESORTS, LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Operating revenues:
Casino	$457,192	$126,514
Rooms	85,291	68,177
Food and beverage	87,883	74,634
Entertainment, retail and other	52,205	48,957

Gross revenues	682,571	318,282
Less: promotional allowances	(47,254)	(41,057)

Net revenues	635,317	277,225

Operating costs and expenses:
Casino	264,725	63,236
Rooms	20,976	16,985
Food and beverage	54,255	44,759
Entertainment, retail and other	35,101	32,514
General and administrative	78,166	46,965
Provision for doubtful accounts	7,741	2,929
Pre-opening costs	1,836	8,946
Depreciation and amortization	51,524	41,785
Contract termination fee	—	5,000
Property charges and other	13,269	4,949

Total operating costs and expenses	527,593	268,068

Equity in income from unconsolidated affiliates	455	575

Operating income	108,179	9,732

Other income (expense):
Interest and other income	12,100	8,432
Interest expense	(37,673)	(35,943)
Increase (decrease) in swap fair value	(475)	6,345
Loss from extinguishment of debt	(157)	—

Other income (expense), net	(26,205)	(21,166)

Income (loss) before income taxes	81,974	(11,434)

Provision for income taxes	(23,569)	—

Net Income (loss)	$58,405	$(11,434)

Basic and diluted income (loss) per common share:
Net income (loss):
Basic	$0.58	$(0.12)
Diluted*	$0.54	$(0.12)
Weighted average common shares outstanding:
Basic	101,402	98,736
Diluted	112,348	98,736

Note: * Diluted earnings per share for the three months ended March 31, 2007 includes the assumption that the convertible subordinated debentures were converted into shares of common stock. Accordingly, net income used in the computation of diluted earnings per share is increased by approximately $2.3 million of net interest attributable to these debentures for the three months ended March 31, 2007.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS)

TO ADJUSTED NET INCOME

(amounts in thousands)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Net income (loss)	$58,405	$(11,434)
Pre-opening costs	1,836	8,946
Loss from extinguishment of debt	157	—
(Increase) decrease in swap fair value	475	(6,345)
Property charges and other	13,269	4,949
Contract termination fee	—	5,000
Tax effect on items above	(1,503)	—

Adjusted net income	$72,639	$1,116

Adjusted net income per diluted share	$0.67	$0.03 *

Note: * Diluted adjusted net income per share for the three months ended March 31, 2007 and 2006 includes the assumption that the convertible subordinated debentures were converted into shares of common stock. Accordingly, adjusted net income used in the computation of diluted adjusted net income per share is increased by approximately $2.3 million and $2.4 million respectively, of net interest attributable to these debentures.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

AND ADJUSTED EBITDA TO NET INCOME (LOSS)

(amounts in thousands)

(unaudited)

	Three Months Ended March 31, 2007
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total
Operating income	$59,014	$41,060	$8,105	$108,179

Pre-opening costs	1,533	283	20	1,836
Depreciation and amortization	36,070	14,633	821	51,524
Property charges and other	1,104	11,665	500	13,269
Management fees and royalties	4,984	3,813	(8,797)	—
Corporate expenses and other	6,313	7,027	(2,371)	10,969
Stock-based compensation	2,209	529	1,722	4,460

Adjusted EBITDA (2)	$111,227	$79,010	$—	$190,237

	Three Months Ended March 31, 2006
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total
Operating income (loss)	$22,248	$(12,505)	$(11)	$9,732

Pre-opening costs	18	8,928	—	8,946
Depreciation and amortization	38,949	2,077	759	41,785
Property charges and other	4,949	—	—	4,949
Management fees and royalties	4,160	1,500	(5,660)	—
Corporate expenses and other	4,012	—	3,306	7,318
Stock-based compensation	1,787	—	1,606	3,393
Contract termination fee	5,000	—	—	5,000

Adjusted EBITDA (2)	$81,123	$—	$—	$81,123

			Three Months Ended March 31,
			2007	2006
Adjusted EBITDA (2)			$190,237	$81,123

Pre-opening costs			(1,836)	(8,946)
Depreciation and amortization			(51,524)	(41,785)
Property charges and other			(13,269)	(4,949)
Contract termination fee			—	(5,000)
Corporate expenses and other			(10,969)	(7,318)
Stock-based compensation			(4,460)	(3,393)
Interest and other income			12,100	8,432
Interest expense			(37,673)	(35,943)
Increase (decrease) in swap fair value			(475)	6,345
Loss from extinguishment of debt			(157)	—
Provision for income taxes			(23,569)	—

Net income (loss)			$58,405	$(11,434)

WYNN RESORTS, LIMITED AND SUBSIDIARIES

SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended
	March 31, 2007	March 31, 2006(5)
Room Statistics for Wynn Las Vegas:
Occupancy %	96.2%	95.5%
Average Daily Room Rate (ADR)[1]	$310	$293
Revenue per available room (REVPAR)[2]	$298	$279

Other information for Wynn Las Vegas:
Table games win per unit per day[3]	$12,794	$7,395
Table Hold %	27.6%	19.8%
Slot machine win per unit per day[4]	$268	$275
Average number of table games	132	146
Average number of slot machines	1,936	1,951

Room Statistics for Wynn Macau:
Occupancy %	84.8%	N/A
Average Daily Room Rate (ADR)[1]	$245	N/A
Revenue per available room (REVPAR)[2]	$208	N/A

Other information for Wynn Macau:
Table games win per unit per day[3]	$15,369	N/A
Slot machine win per unit per day[4]	$453	N/A
Average number of table games	241	N/A
Average number of slot machines	433	N/A

(1)	ADR is Average Daily Room Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.

(2)	REVPAR is Revenue per Available Room and is calculated by dividing total room revenue by total rooms available.

(3)	Table games win per unit per day is shown before discounts and commissions.

(4)	Slot machine win per unit per day is net of participation fees and progressive accruals.

(5)	Wynn Macau information for the First quarter of 2006 is not applicable as Wynn Macau opened on September 6, 2006.

SOURCE:

Wynn Resorts, Limited

CONTACT:

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com

www.wynnresorts.com

www.wynnlasvegas.com